Exhibit 99.1

HAVOC in Oklahoma With Natural Water Company

HOUSTON, Sep 24, 2007 (BUSINESS WIRE) -- HAVOC has signed an exclusive partnership to provide energy drink for Natural Water Company. Natural Water has agreed to distribute HAVOC's popular energy drink in Oklahoma.

American Enterprise Development Corporation (OTC:AEND), the maker of HAVOC Energy Drink, announced a partnership with Natural Water Company today. Natural Water is one of the most well respected companies in Oklahoma. HAVOC and Natural Water Company will combine forces to provide for their customer's both private labeled water and energy drinks.

"We distribute the private label HAVOC -- 'Cowboy Kick' to Oklahoma State University. It has been a 'home run' for Natural Water Company," stated Robert Miller, President of Natural Water Company. "I can honestly say it's been a huge success! Natural Water Company is excited to be a partnering distributor of HAVOC Energy Drink. In the past, we have had the opportunity to carry several items that were new to the market. Unfortunately, we have had to turn down 99% of them. Personally, I have tried almost all of the energy drinks on the market and have not cared for the taste or after taste. When HAVOC was sampled in my office, I was not excited to try another Energy drink. However, after just one drink, I am now a true believer in this product," he added. "We have been contacted by other schools and Universities to do the same type of HAVOC product for them," he concluded.

On the first official home football game for Oklahoma State University, Natural Water and HAVOC announced the release of the "Cowboy Kick" energy drink powered by HAVOC. Natural Water Company will be the exclusive distributor of the official collegiate licensed energy drink for Oklahoma State University. This product will be sold throughout multiple regional distribution locations in Oklahoma. "The fan response to the product was overwhelming and both companies are expecting tremendous growth with this product. The timing could not have been better with the kickoff of the college football season upon us. We are very excited about our partnership with Natural Water Company and only expect to see continued growth and success with both of the company's current and future product lines," said Aylin Gormus VP of Operations for HAVOC Distribution, Inc.

"This is a great opportunity for both companies to expand their current business models and create additional revenue streams not previously available. Being a former collegiate athlete and a huge sports fan, it makes it even more exciting to be involved with an institution of the credibility of Oklahoma State University and its rabid fan base," added CK Williams, CEO of HAVOC.

ABOUT NATURAL WATER COMPANY:

Artesian water is a pure untouched source of water that is collected from a confined, underground aquifer. Natural Water Company has been capturing this premium water since 1989 and bottling it in sleek designer bottles. It's truly bottled paradise; experience water in its purest form. www.naturalwatercompany.com

HAVOC is owned by American Enterprise Development Corp. (OTC:AEND). More information is available at our Web site: http://www.havocenergy.com.

HAVOC Distribution, Inc. is based in Dallas, Texas. It develops, manufactures and distributes energy drink products through strong affiliations with collegiate universities and conferences, professional sports franchises and corporate alliances. American Enterprise Development is represented by Sports Media, Inc.

Safe Harbor Statement:

This news release contains certain "forward looking statements" within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward looking statements are reasonable, it can provide no assurance that actual results will meet or exceed such expectations.

SOURCE: American Enterprise Development Corporation

CONTACT:	American Enterprise Development Corporation
Brim Basom, 972-418-0225 Fax: 972-418-8558 sales@havocenergy.com